Exhibit 99.1

Rasna Therapeutics, Inc. Announces Forward Split of Common Stock, Name Change & Ticker Change to RASP

NEW YORK, NY – September 27, 2016 – Rasna Therapeutics, Inc. (OTCQB: RASP) (the “Company”) (formerly Active With Me, Inc.), a development stage biotechnology company focused on the development of cancer drugs, today announced it has implemented a 3.25-for-1 forward split of its common stock in effect for trading on a split-adjusted basis on Tuesday, September 20, 2016 as well as a name change and trading symbol change from Active With Me, Inc. and “ATVM” to Rasna Therapeutics, Inc. and “RASP”, effective as of September 27, 2016.

As a result of the stock split, every one share of issued and outstanding common stock of the Company will be converted into 3.25 shares of common stock. Proportional adjustments will be made to the Company's options and warrants. Any fractional shares resulting from the forward stock split will be rounded up to the next whole share.

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About Rasna Therapeutics, Inc.

Rasna Therapeutics, Inc. is a development stage biotechnology company focused primarily on the development of drug candidates for leukemia and lymphoma. Abnormal epigenetic modification is recognized to play an important role in the pathogenesis of acute myeloid leukemia (AML), leading to silencing of genes involved in tumor suppression and cellular reproduction. Rasna’s focus on inhibition of lysine specific demethylase-1 (LSD1), an enzyme involved in epigenetic control, represents a promising and novel approach towards AML. Rasna has developed novel irreversible and reversible LSD1 regulators that have shown appropriate effects on the LSD1 gene in-vitro and in IND-enabling pre-clinical studies.

Rasna Therapeutics Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Rasna Therapeutics’ business and Rasna Therapeutics undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Contact

James Tripp

Acting Chief Executive Officer

E-mail: jtripp@rasna.com

Tel.:	+1 212-297-6288

Rasna Therapeutics Inc.

420 Lexington Avenue

Suite 2525

New York, NY 10170

USA

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